JOINT NEWS RELEASE

Berkshire Hills Bancorp, Inc. and Rome Bancorp Inc. Announce Preliminary Results of Elections Regarding Merger Consideration

PITTSFIELD, MA and ROME, NY.  March 28, 2011.  Berkshire Hills Bancorp, Inc. (Nasdaq: BHLB) and Rome Bancorp, Inc. (Nasdaq: ROME) today announced the preliminary results of elections made by Rome Bancorp, Inc. stockholders as to the form of merger consideration to be received in the pending merger of Rome Bancorp with and into Berkshire Hills Bancorp.  The election deadline for Rome Bancorp stockholders to have made merger consideration elections in connection with the proposed merger expired at 5:00 p.m., EST, on March 18, 2011.

Of the approximately 6,777,551 shares of Rome Bancorp common stock outstanding as of March 18, 2011:

•	The holders of approximately 5,043,184 shares, or 74.4%, elected to receive Berkshire Hills Bancorp common stock;

•	The holders of approximately 710,243 shares, or 10.5%, elected to receive cash; and

•	The holders of approximately 1,024,124 shares, or 15.1%, submitted elections expressing no preference as to the form of merger consideration or did not make a valid election.

Under the terms of the merger agreement, 70% of the outstanding shares of Rome Bancorp common stock at the time of the merger will be exchanged for shares of Berkshire Hills Bancorp common stock, and all remaining outstanding Rome Bancorp shares of common stock will be exchanged for cash.  Each Rome Bancorp share exchanged for stock will receive 0.5658 shares of Berkshire Hills Bancorp common stock.  Each Rome Bancorp share exchanged for cash will receive $11.25.  Stock consideration was oversubscribed by those participating in the election.  As a result, stockholders who elected to receive cash or who did not submit a valid election form will receive all cash consideration.  Stockholders who elected to receive stock will receive both stock and cash.

After the final results of the election process are determined, the actual merger consideration, and the allocation of the merger consideration, will be computed using the formula in the merger agreement and will be based on, among other things, the actual number of shares of Rome Bancorp common stock outstanding immediately prior to the closing date, the final results of the election process and the value of Berkshire Hills Bancorp common stock for the five trading days immediately prior to the date the merger becomes effective.  A press release announcing the final merger consideration will be issued after the merger is completed.

A more complete description of the merger consideration and the proration procedures applicable to elections is contained in the proxy statement/prospectus dated January 28, 2011 and mailed to Rome Bancorp stockholders of record on or about February 2, 2011.  Rome Bancorp stockholders are urged to read the proxy statement/prospectus carefully and in its entirety. Copies of the proxy statement/prospectus may be obtained for free by following the instructions below under.  “Additional Information About the Merger and Where to Find It.”

Berkshire Hills Bancorp and Rome Bancorp expect to complete the merger on or about April 1, 2011.  The proposed merger, which was approved by Rome Bancorp stockholders on March 9, 2011, remains subject to the receipt of final regulatory approvals and the satisfaction of customary closing conditions.

Background

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting BankSM.  The Company has $2.9 billion in assets and 42 financial centers in Massachusetts, New York, and Vermont.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).  For more information, visit www.berkshirebank.com or call 800-773-5601.

Rome Bancorp is a publicly held, one-bank holding company whose wholly-owned subsidiary, The Rome Savings Bank, maintains its corporate offices in Rome, New York.  Rome Bancorp, Inc. is incorporated in the state of Delaware. The Rome Savings Bank, regulated by the Office of Thrift Supervision, operates five full-service community banking offices in Rome, Lee, and New Hartford, New York.  Rome’s primary lines of business include residential real estate lending, small business loan and deposit services, as well as a variety of consumer loan and deposit services.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Berkshire Hills Bancorp and Rome Bancorp. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Berkshire Hills Bancorp and Rome Bancorp, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire Hills Bancorp and Rome Bancorp are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire Hills Bancorp files with the Securities and Exchange Commission.

Additional Information About the Merger and Where to Find It

In connection with Berkshire Hills Bancorp’s proposed acquisition of Rome Bancorp, Berkshire Hills Bancorp has filed a registration statement on Form S-4 with the SEC containing a proxy statement/prospectus dated January 28, 2011, which has been mailed to Rome Bancorp stockholders.  Investors are urged to read these materials, and any other documents filed by Berkshire Hills Bancorp or Rome Bancorp with the SEC, because they contain or will contain important information about Berkshire Hills Bancorp, Rome Bancorp and the merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by Berkshire Hills Bancorp with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.

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Contact: Berkshire Hills Bancorp, Inc. David H. Gonci, 413-281-1793, Investor Relations Officer or Rome Bancorp, Inc. Charles M. Sprock, Chairman, President, and Chief Executive Officer, 315-336-7300.